Exhibit 99.1

Unigene Appoints New CEO, Ashleigh Palmer

BOONTON, N.J., June 9, 2010 (BUSINESS WIRE) --Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) announced today the appointment of Ashleigh Palmer as President and Chief Executive Officer of the Company, replacing Dr. Warren Levy.  Mr. Palmer also has been named a member of Unigene’s Board of Directors.  He brings to Unigene extensive healthcare operational experience, as well as a successful track record in building out R&D and commercial capabilities.  Mr. Palmer’s appointment is effective immediately.

“We are delighted to welcome Ashleigh to the Unigene team.  His areas of expertise and understanding of Big Pharma, as well as his appreciation for our oral delivery platform and peptide manufacturing capabilities, will help ensure Unigene maximizes its core assets and existing partnerships,” commented Richard Levy, Chairman of Unigene’s Board and Managing Principal at Victory Park Capital.  “We soon will complement Ashleigh’s leadership with the addition of a seasoned business development professional, further expanding the talented team at Unigene.”

Mr. Palmer commented, “I am thrilled to be joining Unigene, which has a well-established presence in the growing peptide therapeutics space.  Compelling assets include a commercialized product, Fortical, as well as a broad product R&D pipeline and advanced clinical-stage partnerships.  Importantly, Unigene has demonstrated it is the partner of choice for GMP recombinant peptide manufacturing, a distinctive competence that, when combined with its validated delivery platform, enables the Company to offer a competitive profile that is truly unique in this sector.”

Prior to joining Unigene, Mr. Palmer served as CEO of Critical Biologics Corporation, a critical care company where he remains a Director, and headed the strategic advisory firm, Creative BioVentures™ Corporation.  Previously, Mr. Palmer was Vice President of Business Development at Ohmeda, Inc.  During his tenure, Mr. Palmer played a key role in the $1.2 billion sale of Ohmeda to a consortium including Baxter and Becton, Dickinson by spinning out Ohmeda’s nitric oxide assets to found INO Therapeutics, Inc.  Under his leadership as President and CEO, INO commercialized the world’s first selective pulmonary vasodilator, INOmax®, establishing a greater than $100 million revenue stream within the first 24 months of launch.  Subsequently, INO was sold to critical care company Ikaria in 2007 for $670 million.

Earlier in his career, Mr. Palmer held positions of increasing responsibility at Seton Healthcare Group and, prior to this, Reckitt and Colman PLC.  He received his MBA degree from the University of Bradford, England, and his BSc degree from the University of Manchester, England.

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs.  Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies.  Fortical®, Unigene's nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005.  Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline, worldwide rights for its calcitonin manufacturing technology to Novartis and sold worldwide rights (except for China) for its oral calcitonin program to Tarsa Therapeutics, Inc.

Unigene's patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin and PTH analogs.  Unigene's patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics.  For more information about Unigene, call (973) 265-1100 or visit www.unigene.com.  For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects.  Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.  We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements.  These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings.  Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements.  In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.

SOURCE: Unigene Laboratories, Inc.

Contacts:
Unigene Laboratories, Inc.	Burns McClellan
William Steinhauer	Justin Jackson (media)
VP of Finance	jjackson@burnsmc.com
or	or
Richard Levy	Michelle Szwarcberg (media)
Chairman	mszwarcberg@burnsmc.com
(973) 265-1100	or
Carney Noensie (investors)
cnoensie@burnsmc.com
(212) 213-0006